EXHIBIT 10.2

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of July 11, 2025, is by and among (i) Total Server Solutions Holdings, LLC, a Delaware limited liability company (“Purchaser”), (ii) Data Storage Corporation, a Nevada corporation (the “Parent”), and (iii) [ ] in his capacity as record or beneficial owner of Common Shares (as defined below) (the “Stockholder”). Each of Purchaser, the Parent and the Stockholder are sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

A.       Concurrently with the execution and delivery of this Agreement, Purchaser, the Parent, CloudFirst Technologies Corporation, a Delaware corporation (the “Selling Entity”), DTST Sub, LLC, a Delaware limited liability (the “Company”) and the Seller Representative named therein are entering into a Unit Purchase Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the purchase by Purchaser of all out of the outstanding Equity Interests of the Company from the Selling Entity following the Asset Contribution (the “Acquisition”).

B.       As of the date hereof, Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, $0.001 par value per share, of the Parent (the “Common Shares”) set forth next to Stockholder’s name on Schedule A hereto, being all of the Common Shares owned of record or beneficially by Stockholder as of the date hereof (with respect to Stockholder, the “Owned Shares”, and the Owned Shares together with any additional Common Shares or other Equity Interests of the Parent that Stockholder may own as of the date hereof or acquire record and/or beneficial ownership of after the date hereof (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Shares by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), Stockholder’s “Covered Shares”); and

C.       As a condition and material inducement to Purchaser’s willingness to enter into the Purchase Agreement, Purchaser has required Stockholder, and Stockholder has agreed to, enter into this Agreement with respect to Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1.       “Expiration Time” shall mean the earlier to occur of (a) the Closing, (b) such time as the Purchase Agreement is validly terminated in accordance with the terms of Article VI of the Purchase Agreement, or (c) the termination of this Agreement by written agreement of all of the Parties.

1.2.       “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares; or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), or (b) above.

2.	Agreement to Not Transfer the Covered Shares

2.1.	No Transfer of Covered Shares; Permitted Transfers.

(a)       Until the Expiration Time, Stockholder agrees not to Transfer or cause or permit the Transfer of, directly or indirectly, any of Stockholder’s Covered Shares, other than with the prior written consent of Purchaser and the Parent, or as permitted by Section 2.1(b). Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1(a) shall be null and void and of no effect whatsoever.

(b)       Section 2.1(a) above shall not prohibit or otherwise restrict a Transfer of Covered Shares by a Stockholder (i) to Stockholder’s Affiliates, (ii) to Stockholder’s spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of Stockholder or any of his Affiliates, (iii) to any trust, the trustees of which include only the Persons named in clause (ii) and the beneficiaries of which include only the Persons named in clause (ii), or (iv) by will, other testamentary document or intestate succession or under the laws of intestacy upon the death of the Stockholder; provided, however, that a Transfer referred to in clauses (i) through (iv) of this sentence shall be permitted only if (1) all of the representations and warranties in Section 6 of this Agreement with respect to Stockholder would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer, and (2) the transferee has agreed in a written document, satisfactory in form and substance to the Purchaser and the Parent, to be bound by all of the terms of this Agreement. In addition, Section 2.1(a) above shall not prohibit or otherwise restrict a Transfer of Covered Shares by a Stockholder to the Company to cover the applicable exercise price or tax withholding obligations, including estimated taxes, for any equity award granted pursuant to the terms of the Company’s stock option/incentive plans, such as upon exercise, vesting, lapse of substantial risk of forfeiture, or upon the exercise of warrants to purchase Common Stock, or other similar taxable event, in each case on a “cashless” or “net exercise” basis (which, for the avoidance of doubt shall not include “cashless” exercise programs involving a broker or other third party).

3.	Agreement to Vote the Covered Shares.

3.1.       Voting Agreement. Until the Expiration Time, at every meeting of the Parent’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Parent’s stockholders by written consent with respect to any of the following matters, Stockholder irrevocably and unconditionally agrees to cause to be present in person or represented by proxy and to vote (including via proxy) all of Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of Stockholder’s Covered Shares), (a) in favor of any proposal to approve the Purchase Agreement and approve the Acquisition, (b) in favor of any proposal to postpone, recess or adjourn a meeting at which there is a proposal for stockholders of the Parent to approve the Purchase Agreement to a later date if there are not sufficient votes to approve the Purchase Agreement or if there are not sufficient Common Shares present in person or represented by proxy at such meeting to constitute a quorum, (c) in favor of any proposal to facilitate the Acquisition and the transactions contemplated by the Purchase Agreement, and (d) against (i) any amendment or modification of the Parent’s Organizational Documents, any reorganization, recapitalization, sale of all or substantially all of the assets, liquidation or winding up of, or any other extraordinary transaction involving, the Parent or any of its Subsidiaries or any other action or agreement that is intended or would, or would reasonably be expected to result in any of the conditions to the Purchaser’s obligations set forth in Article VI under the Purchase Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Company Party contained in the Purchase Agreement or Stockholder contained in this Agreement and (ii) any Alternate Acquisition Proposal or any action intended to or that would, or would reasonably be likely to facilitate an Alternate Acquisition Proposal or Alternate Acquisition, or any agreement, transaction or other matter that is intended to, would, or would reasonably be expected to, impede, postpone, materially adversely affect or interfere with the consummation of the Acquisition and the other transactions contemplated by the Purchase Agreement.

3.2.       Quorum; Procedure. Until the Expiration Time, at every meeting of the Parent’s stockholders (and at every adjournment or postponement thereof), Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum. Any vote required to be cast hereunder shall be cast in accordance with all applicable procedures so as to ensure that it is duly counted for purposes of establishing a quorum and for purposes of recording the results of that vote.

3.3.       Return of Proxy. Stockholder hereby revokes (and agrees to cause to be revoked and to promptly communicate in writing notice of such revocation to the relevant proxy holder) any proxies that Stockholder has heretofore granted with respect to the Covered Shares. Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), promptly upon receipt (but in any event no later than five (5) Business Days thereafter), any proxy card or voting instructions it or the Stockholder receives that is sent to stockholders of the Parent soliciting proxies with respect to any matters described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Purchaser to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

3.4.       No Inconsistent Agreements. Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, Stockholder (a) has not entered into, and shall not enter into at any time prior to the Expiration Time, any voting agreement or voting trust with respect to any Covered Shares, except to the extent permitted hereunder and (b) has not granted, and shall not grant at any time prior to the Expiration Time, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with Stockholder’s obligations pursuant to this Agreement.

3.5.       Acquisitions of Common Shares. Prior to the Expiration Time, in the event that any Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Common Shares or other voting securities with respect to the Parent, such Common Shares or voting securities shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Common Shares held by Stockholder set forth on Schedule A hereto will be deemed amended accordingly and such Common Shares or voting securities shall automatically become subject to the terms of this Agreement. Stockholder shall promptly notify Purchaser of any such event.

4.       Waiver of Certain Actions; Stop Transfer. Stockholder hereby agrees that until the Expiration Time (a) he or it shall not commence or participate in, or facilitate or assist, and (b) he or it shall take all actions necessary to opt out of any class in any class action with respect to, in each of cases (a) and (b), any claim, derivative or otherwise, against Purchaser, the Parent or any of their respective Affiliates, successors, directors, managers or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Purchase Agreement (including any claim seeking to enjoin or delay the closing of the Acquisition), or (ii) alleging a breach of any duty of the Parent’s board of directors in connection with the Purchase Agreement, this Agreement or the transactions contemplated thereby or hereby. Stockholder hereby agrees that he or it Stockholder shall not request that the Parent register any transfer of any certificate or book-entry form of Covered Share or other uncertificated interest representing any Covered Shares made in violation of the restrictions set forth in Section 2 until the Expiration Time.

5.       Fiduciary Duties; Legal Obligations. Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of Stockholder’s Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions taken by Stockholder or any of Stockholder’s designees serving in his or her capacity as a director or officer of the Parent or from complying with his or her fiduciary duties or other legal obligations while acting in such capacity as a director or officer of the Parent. The taking of any actions (or failures to act) by Stockholder or Stockholder’s designees serving as a director of the Parent (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

6.       Representations and Warranties of the Stockholder. Stockholder hereby represents and warrants to Purchaser and the Parent that:

6.1.       Due Authority. Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If Stockholder is not a natural person, (a) Stockholder is duly organized, validly existing and in good standing in accordance with the Legal Requirements of its jurisdiction of formation, as applicable, (b) Stockholder has all requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 3.3, to perform Stockholder’s obligations under this Agreement and consummate the transactions contemplated by this Agreement, and (c) the execution and delivery of this Agreement, the performance of Stockholder’s obligations hereunder, the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against it in accordance with its terms.

6.2.       Ownership of the Covered Shares. (a) Stockholder is, as of the date hereof, the beneficial owner of Stockholder’s Covered Shares, free and clear of any and all encumbrances of any kind whatsoever, other than those created by this Agreement or under prime broker agreements, and (b) Stockholder has sole voting and dispositive power over all of the Covered Shares beneficially owned by Stockholder. Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, Stockholder does not own, beneficially or of record, any Common Shares or other voting shares of the Parent (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Common Shares or other voting shares of the Parent) other than the Owned Shares.

6.3.	No Conflict; Consents.

(a)       The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations under this Agreement and the compliance by Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Legal Requirements, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance of any kind whatsoever on any of the Covered Shares of a Stockholder pursuant to any Contract or obligation to which Stockholder is a party or by which Stockholder is subject.

(b)       No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Body or any other Person, is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.

6.4.       Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Stockholder, threatened against or affecting Stockholder that would reasonably be expected to impair the ability of Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6.5.       Stockholder Has Adequate Information. Stockholder acknowledges that Stockholder is a sophisticated investor with respect to Stockholder’s Covered Shares and has adequate information concerning the business and financial condition of the Parent and the transactions contemplated by the Purchase Agreement to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Purchaser, the Parent or any Affiliate of Purchaser and the Parent, and based on such information as Stockholder has deemed appropriate, made Stockholder’s own analysis and decision to enter into this Agreement. Stockholder has received and reviewed a copy of this Agreement and the Purchase Agreement, and Stockholder acknowledges that Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement and fully understands and accepts all of the provisions hereof and of the Purchase Agreement.

6.6.       Reliance. Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of Stockholder contained in this Agreement.

7.       Stockholder [(a “Restricted Stockholder”) hereby agrees, effective as of the Closing, to the additional covenants set forth on Appendix I to this Agreement. Stockholder[1]] is responsible for his own obligations pursuant to this Agreement. Stockholder is not responsible for the obligations of any other stockholder of the Parent or Company.

8.	Miscellaneous.

8.1.       Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Shares”, and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

[1] Language contained within the brackets and on Appendix I is only in the Support Agreements signed by Charles M. Piluso, Harold Schwartz and Thomas Kempster. The Support Agreement signed by Clifford Stein does not contain such language.

8.2.       Amendments and Waivers. This Agreement may be amended or any provision of this Agreement may be waived; provided that (i) any amendment shall be binding only if such amendment is set forth in a writing executed by Stockholder holding a majority of the Covered Shares held by all Stockholder, the Purchaser and the Parent, and (ii) any waiver of any provision of this Agreement shall be effective against the Stockholder, Purchaser or the Parent only if set forth in a writing executed by the Stockholder holding a majority of the Covered Shares held by the Stockholder, the Purchaser or the Parent, as applicable. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

8.3.       Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such fees, costs or expenses.

8.4.       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.4):

(a)	if to a Stockholder, to the address for notice set forth on its signature page attached hereto;

(b)	if to Purchaser, to:

c/o Renovus Capital Partners

460 E. Swedesford Rd., Suite 2050

Wayne, PA 19087
Attention:              AtifGilani

Jason Tanker

E-mails:                atif.gilani@renovuscapital.com

jason.tanker@renovuscapital.com

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

33 Arch Street, 26th Floor
Boston, MA 02110
Attention:              Itai Nevo

E-mail:                   itai.nevo@us.dlapiper.com

(c)	if to the Parent:

225 Broadhollow Road, Suite 307
Melville, New York 11747
Attention:              Chuck Piluso

E-mail:                  cpiluso@datastoragecorp.com

with a copy to (which copy shall not constitute notice):

Blank Rome LLP

1271 Avenue of the
Americas New York, NY 10020

Attention:             Leslie Marlow and Kathleen Cunningham

E-mail:                   Leslie.marlow@blankrome.com

                             Kathleen.cunningham@blankrome.com

8.5.       Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE AND SHALL BE INTERPRETED, CONSTRUED AND GOVERNED IN ALL RESPECTS BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES.

8.6.       Jurisdiction. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware (the “Chosen Courts”), in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.4 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

8.7.       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.7.

8.8.       Counterparts and Signature. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

8.9.       No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser or the Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder.

8.10.       Documentation and Information. Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of both the Parent and Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable law (provided that reasonable notice of, and opportunity to comment on, any such disclosure will be provided to the Parent and Purchaser), and Stockholder will consider in good faith the reasonable comments of the Parent and Purchaser with respect to such disclosure and otherwise cooperate with the Parent and Purchaser in obtaining confidential treatment with respect to such disclosure. Stockholder consents to and authorizes the publication and disclosure by Purchaser and the Parent of Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Purchase Agreement, the Transactions and the other transactions contemplated by the Purchase Agreement, and Stockholder acknowledges that Purchaser and the Parent may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Body or securities exchange. Stockholder agrees to promptly give the Parent and Purchaser any information it may reasonably require for the preparation of any such disclosure documents, and Stockholder agrees to promptly notify the Parent and Purchaser of any required corrections with respect to any information supplied by Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

8.11.       Further Assurances. Stockholder agrees that he or it shall, from time to time, at the reasonable request of the Parent and without further consideration, execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

8.12.       Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, Stockholder hereby authorizes the Parent or its counsel to notify the Parent’s transfer agent that there is a stop transfer order with respect to the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Parent following the Expiration Time; provided, that such stop transfer order will not be applicable to any Transfer effectuated in compliance with Section 2.1 hereof.

8.13.       Specific Performance. Each of the Parties acknowledges and agrees that the rights of each party hereto to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to any other available remedies a party hereto may have in equity or at Law, each Party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement or to seek an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Sections 8.5, 8.6, and 8.7, in the Chosen Courts, without necessity of posting a bond or other form of security. If any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

8.14.       Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.

8.15.       Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.

8.16.       Assignment; Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any Stockholder, Purchaser or the Parent without the prior written consent of Purchaser, the Parent or the Stockholder, as applicable. Any attempted assignment of this Agreement or any of the rights or obligations hereunder other than in accordance with the terms of this Section 8.16 shall be void ab initio. Nothing in this Agreement, express or implied, will confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

8.17.       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term or provision.

8.18.       Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided that the provisions of Sections 8.3, 8.4, 8.5, 8.6, 8.7, 8.10, 8.14, 8.15, and 8.18 shall survive any such termination, and provided further that if the Expiration Time occurs as a result of the Closing, Appendix I shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

PARENT:

Data Storage Corporation

By:
Name: Charles M. Piluso
Title: Chief Executive Officer

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

PURCHASER:

Total Server Solutions Holdings, LLC

By:
Name: Jason Tanker
Title: Authorized Person

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

STOCKHOLDER:

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

Schedule A

Name	Owned Shares

[Appendix I

Covenants of the Restricted Stockholder

1.       Non-Competition. During the period of commencing on the Closing Date and ending on the three (3) year anniversary of the Closing Date, each Restricted Stockholder hereby covenants and agrees not to, directly or indirectly (through any Person or Affiliate) (i) own (except ownership of less than five percent (5%) of any class of securities of a Person which are listed for trading on any national securities exchange or which are traded in the over the counter market), manage, control, participate or invest in, provide or facilitate the provision of financing to, consult with, render services for (whether as a director, officer, consultant, advisor, representative or otherwise), be employed by, or in any manner assist or engage in the operation of a Restricted Business, or (ii) solicit individuals or entities who are current customers or Prospective Customers of the Selling Entity, the Company or any of their respective Subsidiaries as of the Closing Date to be customers of any other Person or business, provided that none of the Permitted Activities, including, for the avoidance of doubt, serving as an officer, employee, consultant or director with respect to any Permitted Activities, shall, in and of itself, be deemed to be a breach of this Section 1.

2.       Non-Solicitation. As a separate and independent covenant, each Restricted Stockholder hereby covenants and agrees, during the Restricted Period, not to, directly or indirectly (through any Person or Affiliate): (i) induce or attempt to induce any Company Employee, or any other employee, consultant, advisor or independent contractor who provided services in connection with the operation of the Business (each, a “Company Service Provider”) to leave the employ of, or cease providing services to, the Company, the Purchaser or any of their Affiliates, or hire or engage (or attempt to hire or engage), other than the hiring or engagement of non-exclusive consultants or advisors to the extent such hiring or engagement does not interfere with such consultants or advisors obligations to the Company, the Purchase or any of their Affiliates, any Company Service Provider or any former employee, consultant, advisor or independent contractor who provided services in connection with the operation of the Business within the six (6) month period prior to the Closing Date, or in any way interfere with the relationship between the Company, the Purchaser or any of their respective Affiliates and any such Company Service Provider; provided, however, that nothing herein shall prohibit a Restricted Stockholder from making a general employment solicitation to the public that does not target any Company Service Provider of the Company or Purchaser, or (ii) induce or attempt to induce any customer, supplier or licensee of the Company or, to the extent known, the Purchaser or any of their respective Subsidiaries to cease doing business with, or adversely modify its business relationship therewith, or in any way interfere with or hinder the relationship between any such customer, supplier or licensee and the Company or, to the extent known, the Purchaser or any of their respective Subsidiaries.

3.       Confidentiality. Each Restricted Stockholder agrees to treat and hold as confidential all trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information relating to the business and affairs of the Company or any of its Subsidiaries (including the Business), including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential

Information”) and refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser, at the Purchaser’s request, all Confidential Information (and all copies thereof in whatever form or medium) in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement or is lawfully acquired by a Restricted Stockholder from and after the Closing Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. In the event that any Restricted Stockholder becomes legally compelled to disclose any Confidential Information, such Restricted Stockholder shall provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek, at its sole expense, a protective order or other remedy or waive compliance with the provisions of this Section 3. In the event that a protective order or other remedy is not obtained or if the Purchaser waives compliance with this Section 3, such Restricted Stockholder shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

4.       Extension for Breach. With respect to any Restricted Stockholder, the Restricted Period shall be extended by the length of any period during which such Restricted Stockholder is in breach of the terms of this Appendix I.

5.       Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Appendix I is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.       Acknowledgment. Each Restricted Stockholder acknowledges and agrees that it has independently consulted with its counsel and after such consultation agrees that (i) the covenants set forth in this Appendix I (including with respect to subject matter, time period and geographical area) are reasonable and proper and are necessary to protect Purchaser’s, and the Purchaser Indemnified Parties’ interest in, and value of, the Purchased Units (and the Company following the Closing), and (ii) neither Purchaser nor any of the Purchaser Indemnified Parties would have consummated the Transactions without the restrictions contained in this Appendix I.]